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Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Geokinetics Inc.

        We consent to the incorporation by reference in this Registration Statement of Geokinetics Inc. on Form S-1 of our report dated April 14, 2006 with respect to the consolidated balance sheets of Grant Geophysical, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2005 included in the Form 8-K/A Report of Geokinetics Inc. filed November 24, 2006.

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAS, LLP
Houston, Texas February 1, 2007

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  Exhibit 23.4